Exhibit 10.79

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”), effective April 18, 2001, is made by and between INVISA, INC., a Nevada Corporation having a place of business at 1800 2nd Street, Suite 965, Sarasota, Florida 34236 (together with its affiliates and subsidiaries, the “Company”), and John F. Zappala, an individual having an address at 17 Fells Drive, Amherst, New Hampshire 03031 (“Consultant”), to set forth their following agreement:

1.             Term. Unless otherwise provided in this Agreement, each party’s liabilities and obligations under this Agreement shall be limited to the “Term” of this Agreement.  “Term” means the following:  The period of Consultant’s engagement by the Company pursuant to this Agreement, which shall be one year, commencing on the date of this Agreement and terminating on April 17, 2012.  Term shall also include any extension of the period of such engagement by mutual agreement of the parties.  This Agreement may be terminated by either party upon sixty (60) days written notice.

2.             Consultancy.  Company engages Consultant, and Consultant shall serve, in a consultative capacity to the Company and to render to the Company the services as designated from time to time by the Company’s CEO (the “Services”).  He will have the title President of the Company during the Term and will report to the Company’s CEO.

3.             Remuneration.  Consultant’s sole remuneration for the Services shall consist of compensation set forth on Schedule A and in no way shall Consultant be entitled to any compensation upon the termination of this Agreement or during his engagement under it, except as stated in the Agreement.

4.             Business Expenses.  Company shall fully reimburse Consultant (or may pay in advance, upon arrangement with Consultant) for all actual travel, lodging, and other out-of pocket expenses that are incurred by Consultant in the good faith performance of duties under this Agreement and which are pre-approved in writing by the Company, reasonable in amount and ordinary and necessary to the Company’s business, in accordance with Company’s expense reimbursement policies, practices, and procedures.

5.             No Conflicting Restrictions.  Consultant represents and warrants to the Company that Consultant is not a party to any restrictive covenant limiting Consultant’s right to work or perform services for the Company.

6.             Confidential Information Inventions.  (a) All documents, software, reports, data, records, forms and other materials provided to Consultant by the Company in the course of performing any Services are trade secrets of and proprietary and confidential information of the Company.  The Consultant will deliver to the Company all such materials obtained from the Company and all copies thereof when the Company requests the same, and immediately upon termination of this Agreement.  This Section 6 shall survive the cancellation, expiration, or termination of this Agreement.

(b) Any discoveries or inventions made by Consultant in connection with the Business, technology or products of the Company are the sole property of the Company (“Inventions”), and Consultant agrees to assign and convey any and all rights in and to such Inventions to the Company promptly following the date of each such discovery or invention for aggregate consideration of One Dollar ($1.00) to be paid at the time of each such assignment.

7.             Relationship Between Parties.  Consultant shall perform the obligations and responsibilities of Consultant under this Agreement as an independent contractor.  Consultant shall render the Services according to Consultant’s own means and methods of work, which will be in the exclusive charge and control of Consultant and not subject to control or supervision by the Company or any employee of the Company.  The Company is interested only in the results of the Services.  Consultant is not an employee of the Company, and no agent, employee, or independent contractor of Consultant is, will be, or will be considered to be, and agent, employee, or independent contractor of the Company.

8.             Legal Matters.  The validity, enforcement, construction, and interpretation of this Agreement are governed by the laws of the State of Florida, without giving effect to the conflicts of laws principles thereof.

9.             Assignment; Successors; Third Party Beneficiaries.  Consultant shall not assign his rights or delegate any of his obligations under the Agreement, and any attempted assignment or delegation by Consultant of such rights or obligations will be invalid and ineffective against the Company and it affiliates.  The Company may assign its rights under this Agreement without Consultant’s consent to any affiliate or any purchaser of or successor to interest of its business.

10.           Waiver; Modification; Severability; Survival.  A waiver, discharge, amendment, or modification of this Agreement will be valid and effective only if evidenced by a writing that is signed by or on behalf of both the Consultant and the Company.  Whenever possible, each provision of the Agreement shall be construed and interpreted so that it is valid and enforceable under applicable law.  If a court determines that a provision of the Agreement is unenforceable, that provision will be deemed separable from the remaining provisions of this Agreement and will not affect the validity, interpretation, or effect of the other provisions of this Agreement.

11.          Notices.  Except as otherwise expressly stated herein, every notice, demand, consent, or other communication required or permitted under this Agreement will be valid only if it is in writing (whether or not this Agreement expressly states that it must be in writing) and delivered personally or by telecopy, commercial courier, or first-class, postage-paid, United States mail (whether or not certified or registered, and regardless of whether a return receipt is requested or received by the sender), and addressed, if to the Company or the Consultant, to the address first set forth above or to such other address as a party shall provide to the other party by notice hereunder.

12.          Counterparts; Effective Date.  The parties may execute this Agreement by facsimile and in counterparts.  Each executed counterpart of this Agreement will constitute an original document, and all executed counterparts, together, will constitute the same agreement. This Agreement will become effective, as of its stated date of execution, when both Consultant and Company sign it.

13.           Complete Agreement.  The headings of the sections of this Agreement are solely for convenience and are not intended to affect the meaning, interpretation, or effect of this Agreement.  This Agreement sets forth the entire understanding of Consultant and the Company with respect to the terms of this Agreement and supersedes any previous or contemporaneous agreement, representation, or understanding, oral or written, be either of them.

The foregoing Consultant Agreement is executed as of the date first above written.

INVISA, INC.
By:	/s/Edmund C King
Name:	Edmund C King
Title:	Chief Operations Officer
Date:	April 18, 2011

/s/ John F. Zappala
John F. Zappala

SCHEDULE A
COMPENSATION

Monthly Consulting Fee:  $1,000

Shares of Company Stock:  100,000 shares of common stock of the Company; 25,000 of such shares will vest on each of July 18, 2011, October 18, 2011, January 18, 2012, and April 17, 2012.  The Company shall have no obligation to register such shares, and the transferability of such shares will be subject to applicable laws and regulations.